UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2010 (June 16, 2010)

Niska Gas Storage Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-34733	27-1855740
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin Street, Suite 2500
Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(281) 404-1890

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Material Award under a Compensatory Plan

Bonus Payment to David F. Pope

On June 16, 2010, the Board of Directors (the “Board”) of Niska Gas Storage Partners LLC (“Niska”) approved a one-time cash bonus in the amount of $1.0 million dollars to Niska’s chief executive officer, David F. Pope, in recognition of his efforts during fiscal 2010.  Mr. Pope currently serves as chief executive officer of Niska pursuant to his employment contract, as amended, with Niska’s predecessor, filed as Exhibits 10.8 and 10.9 of Niska’s registration statement for the initial public offering of its common units on Form S-1 (Registration No. 333-165007). Niska expects the bonus to be paid in September 2010.

Annual Payments to Independent Directors

On June 16, 2010, the Board approved a plan of remuneration for directors who are not officers, employees or paid consultants and advisors of Niska’s manager or its affiliates (“Eligible Directors”).  The Eligible Directors currently include Stephen C. Muther and Deborah M. Fretz.  Under the plan, Eligible Directors will receive an annual cash retainer of $50,000 and restricted common units with a market value equal to $50,000 at the time of the award.  In addition, Eligible Directors will receive $1,500 for each board and committee meeting that they attend.  The chairperson of the audit committee will receive an additional annual fee of $15,000.  Eligible Directors serving as the chairperson of Niska’s other committees will receive an additional annual fee of $10,000.  All directors will receive reimbursement for out-of-pocket expenses associated with attending meetings of the board or committees and director and officer liability insurance coverage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NISKA GAS STORAGE PARTNERS LLC

Dated: June 22, 2010	By:	/s/ Jason A. Dubchak
Name: Jason A. Dubchak
Title: Vice President, General Counsel and Corporate Secretary